Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunEdison Semiconductor Limited:

We consent to the incorporation by reference in the registration statement (No. 333-196638) on Form S-8 of SunEdison Semiconductor Limited of our report dated March 2, 2015, with respect to the consolidated balance sheets of SunEdison Semiconductor Limited and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 10-K of SunEdison Semiconductor Limited.

/s/ KPMG LLP

St. Louis, Missouri
March 2, 2015